               OPPENHEIMER MAIN STREET GROWTH & INCOME FUND(R)
                  Supplement dated April 30, 2003 to the
        Statement of Additional Information dated October 23, 2002

The Statement of Additional Information is changed as follows:

1. On February 24, 2003, the Fund's Board of Directors approved changing the name of "Oppenheimer Main Street Growth & Income Fund" to
   "Oppenheimer Main Street Fund" effective April 30, 2003.  References in the Statement of Additional Information to Oppenheimer Main Street
   Growth & Income Fund should be replaced by the new fund name
   Oppenheimer Main Street Fund.

2.    The section titled "Investment in Other Investment Companies" on page 7 is amended by adding the following sentence to the end of the first paragraph:

      As a non-fundamental policy, the Fund cannot invest in the securities of other registered open-end investment companies or registered unit investment trusts in reliance on
      sub-paragraph (F) or (G) of section 12(d)(1) of the
      Investment Company Act.

April 30, 2003                                              PX0700.013